EXHIBIT 2 TO THE REGISTRATION STATEMENT ON FORM F-6:

Australian Financial Services Licence

Effective 10 March 2004

CHESS DEPOSITARY NOMINEES PTY LIMITED

ABN: 75 071 346 506

Licence No: 254514

is hereby licensed as an Australian Financial Services Licensee pursuant to section 913B of the Corporations Act 2001 subject to the conditions and restrictions which are prescribed, and to the conditions contained in this licence and attached schedules.

Authorisation

1. This licence authorises the licensee to carry on a financial services business to:

(a) provide the following custodial or depository

services:

(i) operate custodial or depository services

other than investor directed portfolio

services;

to retail and wholesale clients.

Compliance Measures to ensure Compliance with Law and Licence

2. The licensee must establish and maintain compliance measures that ensure, as far as is reasonably practicable, that the licensee complies with the provisions of the financial services laws.

Financial Requirements for Market Participants

3. Where the licensee is a market participant in the relevant market, conditions 4 to 11 (inclusive) do not apply to the licensee.

Base Level Financial Requirements

4. The licensee must:

(a)

be able to pay all its debts as and when they become due and payable; and

(b)

have total assets that exceed total liabilities, or adjusted assets that exceed adjusted liabilities, as shown in the licensee's most recent balance sheet (ie: Statement of Financial Position) lodged with ASIC; and

(c)

have no reason to suspect that both the licensee's total assets would not exceed its total liabilities and its adjusted assets would not exceed its adjusted liabilities on a current balance sheet (ie: Statement of Financial Position); and

(d)

meet the cash needs requirement by complying with either:

(i) the reasonable estimate projection plus cash contingency basis ("Option 1"); or

(ii) the contingency based projection basis ("Option 2"); or

(iii) a requirement that an eligible provider being an APRA regulated entity or prudentially regulated entity in accordance with the Basel Committee Guidelines, gives the licensee an enforceable and unqualified commitment to pay an unlimited amount on demand to the licensee, the licensee's creditors or a trustee for the licensee's creditors, that will apply for at least three months, taking into account all commercial contingencies the licensee should reasonably plan for.

Financial Requirements for Managed Investments and Custody Services

5. The licensee must have at least $5 million net tangible assets ("NTA") where the licensee:

(a)

has custody of client assets other than incidentally to another financial service being provided by the licensee or a related body corporate; or

(b)

holds IDPS property or other assets of an IDPS.

Financial Requirements for Holding Client Money or Property

6. If at any time the licensee:

(a)

is required to hold money in a separate account under Division 2 of Part 7.8 of the Act; or

(b)

holds money or other property on trust for a client or is required to do so under Regulation 7.8.07(2) of the Corporations Regulations or otherwise; or

(c)

has the power to dispose of a client’s property under power of attorney or otherwise; the licensee must ensure that the licensee has at least $50,000 in surplus liquid funds ("SLF") unless the value of the money and property is less than $100,000 excluding:

(d)

money that has satisfied a client’s liability on an insurance contract where the licensee is acting under a binder or section 985B of the Act applies, or property acquired by investment of that money; or

(e)

the value of property where the licensee merely holds a document of title, and the client has legal title to the property.

Financial Requirements for Licensee's Transacting with Clients

7. If the actual or contingent monetary liabilities that the licensee incurred in providing a financial service by entering into a transaction with a client(s), are equal to or greater than $100,000 in total excluding a liability or a contingent liability (that if crystallized would be in the calculation of adjusted liabilities) that:

(a)

is a contingent liability that is neither a derivative nor a liability from underwriting securities or managed investment products; or

(b)

the licensee reasonably estimates has a probability of less than 5% of becoming an actual liability; or

(c)

is covered by money or property that the licensee holds in a separate account under Part 7.8 of the Act or on trust for clients; or

(d)

is adequately secured;

(e)

 is a liability incurred by entering into a transaction on a licensed market that is to be settled using a clearing and settlement facility, the operation of which is authorised by an Australian CS facility licence;

(f)

 is under a foreign exchange contract and you are required to have $10 million of  tier one capital under another condition of this licence because the licensee has entered a foreign exchange contract as principal;

(g)

is under a derivative where:

(i)

the licensee does not make a market in derivatives;

(ii)

the licensee entered into the dealing for the purposes of managing a financial risk;

(iii)

either the licensee's dealing in derivatives are not a significant part of its  business or the business of it and its related bodies corporate taken together; and

(iv)

the licensee did not enter into the dealing on the instructions of another person; or

(h)

is under a foreign exchange contract where the licensee:

(i)

does not make a market in foreign exchange contracts;

(ii)

entered into the contract for the purposes of enabling a payment in one of the currencies under the foreign exchange contract; and

(iii)

did not enter into the foreign exchange contract on the instruction of another person;

the licensee must have adjusted surplus liquid funds ("ASLF") of the sum of :

(i)

$50,000; plus

(j)

 5% of adjusted liabilities between $1 million and $100 million; plus

(k)

 0.5% of adjusted liabilities for any amount of adjusted liabilities exceeding $100 million,

up to a maximum ASLF of $100 million.

In this condition, a reference to a client includes a person who acquires or disposes of financial products in a transaction that the licensee entered into at a price the licensee stated in the course of making a market.

Reporting Triggers and Requirements for Financial Requirement Conditions of this Licence

8. The licensee must ensure the reporting requirements under conditions 9 and 10 of this licence are met where either paragraph (a) or paragraph (b) applies:

(a)

 the trigger points described in paragraphs (i) and (ii) below occur:

(i)

the licensee has adjusted liabilities of more than $1 million and less than or equal to $100 million; and

(ii)

the licensee has an ASLF of less than 5.5% of adjusted liabilities;

(b)

the trigger points described in paragraphs (i), (ii) and (iii) below occur:

(i)

the licensee has adjusted liabilities of more than $100 million;

(ii)

the licensee does not have $100 million ASLF; and

(iii)

the licensee has an ASLF that is less than $500,000 above the minimum ASLF required under condition 7 of this licence

9. Where the licensee’s ASLF is below the trigger points, the licensee must not enter into any transactions with clients that could give rise to further liabilities, contingent liabilities or other financial obligations until the licensee's board or governing body has certified in writing that, having conducted reasonable enquiry into its financial position, there is no reason to believe that the licensee will fail to comply with its obligations under section 912A of the Act.

10. Where the licensee's board or other governing body has made the certification required under condition 9, the licensee must ensure that the licensee's board or other governing body certifies in writing at least monthly that, having conducted reasonable enquiry into its financial position, there is no reason to believe that the licensee will fail to comply with its obligations under section 912A of the Act until the licensee's ASLF continuously exceeds the trigger point for a period exceeding one month.

11. The licensee must keep each certification issued by the licensee's board or other governing body under condition 9 and 10 of this licence for at least 5 years from the date of such certification. The licensee must provide ASIC with a copy of each certification within 3 business days of the date of each certification.

Audit Opinion on Financial Requirements

12. The licensee must lodge with ASIC an opinion by a registered company auditor ("the audit opinion") addressed to the licensee and ASIC for the following periods:

(a)

for each financial year, at the same time the licensee is required to lodge a balance sheet (ie: Statement of Financial Position) under Part 7.8 of the Act; and

(b)

for any period of time that ASIC requests, by the date ASIC requests the audit opinion to be lodged;

that states whether during:

(c)

any part of the period for which the licensee:

(i) relied on being a market participant, on a positive assurance basis, the licensee was a participant in the market conducted by:

(A) ASX; or

(B) ASXF, that either:

(1) elected to comply with the risk based capital requirements under the operating rules of ASXF; or

(2) restricted its financial services business to participating in the market and incidental business supervised by ASXF; or

(C) SFE, that restricted its financial services business to participating in the market and incidental business supervised by SFE; and

(ii) relied on being a body regulated by APRA, on a positive assurance basis, the licensee was a body regulated by APRA; and

(d)

any remaining part of the period:

(i) in the auditor's opinion, the licensee:

(A) complied with all the financial requirements under conditions 4 to 11 (inclusive) of this licence other than paragraph 4(d) of this licence, except for paragraph (e) of the definition of Option 1 under this licence if the licensee purports to comply with Option 1; and

(B) except for any period when subparagraph (d)(i)(D) of this condition applies, had at all times a projection (covering at least the following 3 months) that purports to, and appears on its face to comply with, paragraph (a) of the definition of Option 1 paragraph (a) of the definition of Option 2 under this licence (depending on which option the licensee purports to be complying with); and

(C) except for any period when subparagraph (d)(i)(D) of this condition applies, correctly calculated the projections on the basis of the assumptions the licensee adopted for the projections described in subparagraph (d)(i)(B) of this condition; and

(D) for any period when the licensee relied on subparagraph 4(d)(iii) of this licence, has obtained from an Australian ADI or a foreign deposit-taking institution approved in writing by ASIC as an eligible provider an enforceable and unqualified commitment (applying for at least the following 3 months) to pay an unlimited amount, or, up to the amount that the licensee may from time to time be liable, taking into account all commercial contingencies the licensee should plan for, on demand to the licensee, the licensee's creditors or a trustee for the licensee's creditors;

(ii) except for any period when subparagraph (d)(i)(D) of this condition applies, following an examination of the documents the licensee relies on in complying with Option 1 or Option 2 as defined under this licence, the auditor has no reason to believe that:

(A) the licensee did not satisfy the requirements of paragraph 912A(1)(h) of the Act for managing the risk of having insufficient financial resources to comply with the conditions of this licence; or

(B) the licensee failed to comply with the cash needs requirement using either Option 1 or Option 2 as defined under this licence (as applicable) except for:

(1) paragraphs (a), (c) and (e) of the definition of Option 1 as defined under this licence; or

(2) paragraphs (a) and (c) of the definition of Option 2 as defined under this licence; or

(C) if the licensee relied on Option 1 as defined under this licence, the assumptions the licensee adopted for its projection were unreasonable; or

(D) if the licensee relied on Option 2 as defined under this licence, the basis for the selection of assumptions to meet the requirements for its projection adopted was unreasonable; and

(iii) for any period when subparagraph (d)(i)(D) of this condition applies, following an examination of the documented assumptions that the licensee relies on in forming the reasonable expectation referred to in subparagraph 4(d)(iii), the auditor has no reason to believe that:

(A) the licensee did not satisfy the requirements of paragraph 912A(1)(h) for managing the risk of having insufficient financial resources to comply with the conditions in this licence; and

(B) the basis for the selection of the assumptions adopted was unreasonable.

External Disputes Resolution Requirements

13. Where the licensee provides financial services to retail clients, the licensee must:

(a)

subject to paragraph (b), be a member of one or more External Disputes Resolution Scheme(s) ("EDRS") which covers, or together cover, complaints made by retail clients in relation to the provision of all of the financial services authorised by this licence.

(b)

paragraph (a) of this condition does not apply to the licensee at any time until 11 March 2004 to the extent that, at any time, there is no EDRS that has been in existence for at least 3 months, that covers complaints made by retail clients in relation to the provision of a financial service authorised by this licence.

14. Where the licensee ceases to be a member of any EDRS, the licensee must notify ASIC in writing within 3 business days:

(a)

the date the licensee ceases membership of the EDRS(s);

(b)

the reasons the licensee's membership of the EDRS(s) has ceased (including circumstances where the EDRS is no longer operating, failure by the licensee to renew their membership of the EDRS or where the EDRS has terminated the licensee's membership of the EDRS);

(c)

details of the new EDRS(s) the licensee intends to or has joined (including the date the membership commences and the name of the EDRS); and

(d)

details that provide confirmation that the licensee is covered by EDRS(s) covering complaints made by retail clients in relation to the provision of all of the financial services authorised by this licence.

Agreement with Holder of Financial Product on Trust

15. If the licensee:

(a)

operates a registered managed investment scheme in the capacity of a responsible entity; or

(b)

operates an IDPS as an IDPS Operator; or

(c)

 provides a custodial or depository service;

and in the course of operating that scheme or providing that service the licensee enters into an arrangement:

(d)

with another person ("holder") to hold scheme property, IDPS property or to hold financial products on trust for or on behalf of the licensee or another person; or

(e)

between a responsible entity or IDPS operator in that capacity and another person ("master custodian") under which the master custodian is authorised to arrange for a third person ("subcustodian") directly or indirectly to hold scheme property or IDPS property; or

(f)

with a subcustodian arranged by a master custodian;

the licensee must ensure that at all times:

(g)

 that the arrangement is covered by a contract that is in writing: and

(h)

the contract clearly specifies:

(i)

the nature of the arrangement and the obligations of each party;

(ii)

the rights that the parties will have in relation to ongoing review and monitoring of the holder or any subcustodian or for an agreement made by the licensee with a master custodian ("master agreement"), the master custodian and the standards against which their performance will be assessed;

(iii)

how the holder, any subcustodian or for a master agreement, the master custodian will certify that it complies with, and will continue to comply with, the requirements of ASIC Policy Statement 133 when read in conjunction with ASIC Policy Statements 148 and 167 (as each of those Policy Statements is in force as at the date of this licence);

(iv)

how instructions will be given to the holder, subcustodian or for a master agreement, the master custodian;

(v)

how the client of the licensee will be compensated if the client suffers any loss due to a failure by the holder, any subcustodian or for a master agreement, the master custodian to comply with its duties or to take reasonable care based on the standards applying in the relevant markets for the assets held and the extent to which the holder, any subcustodian or for a master agreement, the master custodian must maintain a minimum level of professional indemnity insurance;

(vi)

that the holder, any subcustodian and for a master agreement, the master custodian is prohibited from taking a charge, mortgage, lien or other encumbrance over, or in relation to, the assets held under the arrangement unless it is for expenses and outlays made within the terms of the contract (but not including any unpaid fees of the holder, master custodian or subcustodian) or in accordance with the licensee's instructions;

(vii)

in the case of a responsible entity or IDPS operator who has a master agreement, what should be in the written contract with any subcustodian used in accordance with these conditions including the liability of the subcustodian to the master custodian and the licensee when acts or omissions of the subcustodian are in breach of the subcustodian's obligations;

(viii)

how records of the assets held will be kept and maintained by the holder, any subcustodian or for a master agreement, the master custodian;

(ix)

requirements for reporting by the holder, any subcustodian or for a master agreement, the master custodian, including notifications of any dealing in or transfers of the assets; and

(x)

requirements for the holder to provide all reasonable access and assistance to any registered company auditor engaged to conduct an audit in relation to the licensee.

 The contract is not required to contain the matters specified in paragraph (iii), (v) or (vi) or to be in writing to the extent that the licensee establishes by documentary evidence that it is not practicable for the licensee to:

(a)

hold the relevant financial products (being property outside Australia) itself; or

(b)

engage a custodian that is willing to include such matters in the contract to hold that property on reasonable commercial terms;

and provided that the licensee has disclosed to the client that these terms will not be included.

Scheme Property

16. The licensee must:

(a)

comply with the requirements of ASIC Policy Statement 133 except paragraph 133.26(a), when read with ASIC Policy Statements 148 and 167 (as each of those Policy Statements is in force as at the date of this licence), for the standards relating to the holding of scheme property by custodians; and

(b)

maintains proper records in relation to which the custodial or depository service is provided.

Prohibition to Operate Discretionary Portfolio Accounts

17. The licensee must not operate discretionary portfolio accounts for a retail client.

Retention of Financial Services Guides, Statements of Advice and material relating to personal advice

18. Where the licensee provides financial product advice to retail clients, the licensee must ensure that copies (whether in material, electronic or other form) of the following documents are retained for at least the period specified:

(a)

each FSG (including any supplementary FSG) given by or on behalf of the licensee, or by any authorized representative of the licensee while acting in that capacity - for a period commencing on the date of the FSG and continuing for at least 7 years from when the document was last provided to a person as a retail client;

(b)

 a record of the following matters relating to the provision of personal advice to a retail client (other than personal advice for which an SOA is not required or for which a record of the advice is kept in accordance with section 946B(3A) ):

(i)

the client's relevant personal circumstances within the meaning of section 945A(1)(a)(i);

(ii)

the inquiries made in relation to those personal circumstances within the meaning of section 945A(1)(a)(ii);

(iii)

the consideration and investigation conducted in relation to the subject matter of the advice within the meaning of section 945A(1)(b); and

(iv)

the advice, including reasons why advice was considered to be "appropriate" within the meaning of section 945A(1)(a) - (c) for a period of at least 7 years from the date that the personal advice was provided;

(c)

any SOA provided by or on behalf of the licensee, or by any authorised representative of the licensee while acting in that capacity - for a period of at least 7 years from the date the document was provided to the client.

19. The licensee must establish and maintain measures that ensure, as far as is reasonably practicable, that it and its representatives comply with their obligation to give clients an FSG as and when required under the Act. The licensee must keep records about how these measures are implemented and monitored.

Terms and Definitions

In this licence references to sections, Parts and Divisions are references to provisions of the Act unless otherwise specified. Headings contained in this licence are for ease of reference only and do not effect interpretation. Terms used in this licence have the same meaning as is given to them in the Act and the following terms have the following meanings:

adequately secured means:

(a)

secured by an enforceable charge over financial products (other than financial products issued by the licensee or its associate) if:

(i) the financial products are:

(A) regularly traded on:

(1) a financial market (as defined in sub-section 767A(1) of the Act and disregarding sub-section 767A(2) of the Act) operated by a licensee other than the licensee or its associate that in the reasonable opinion of the licensee produces sufficiently reliable prices to assess the value of the security provided by the charge;

(2) an ASIC-approved foreign exchange under ASIC Policy Statement 72 "Foreign securities prospectus relief" as at the date of this licence; or

(3) a foreign market approved in writing for the purpose by ASIC; or

(B) interests in a registered scheme for which withdrawal prices are regularly quoted by the responsible entity and the licensee believes on reasonable grounds that withdrawal may be effected within 5 business days; and

(ii) the market value of these financial products equals not less than 120% of the particular amount owing or not less than 109% of the particular amount owing if the financial products are debt instruments; or

(b)

secured by a registered first mortgage over real estate that has a fair market valuation at least equal to 120% of the amount owing; or

(c)

owing from an eligible provider; or

(d)

secured by an enforceable charge over amounts owing to another licensee which themselves are adequately secured.

adjusted assets means the value of total assets:

(a)

minus excluded assets; and

(b)

minus any receivable of the licensee if the licensee has excluded a liability from adjusted liabilities on the basis that there is an enforceable right of set off with that receivable; and

(c)

minus the value of any assets that are encumbered as a security against liability to a person that provides a security bond to ASIC up to the amount of the bond; and

(d)

minus the value of any assets that may be required to be applied to satisfy a liability under a credit facility that is made without recourse to the licensee to the extent that the liability is excluded from adjusted liabilities; and

(e)

 plus the value of any eligible undertaking that is not an asset; and

(f)

for calculating ASLF, plus the value of any assets of any trust (other than a registered scheme) of which the licensee is trustee except to the extent the value exceeds the sum of:

                  (i) the liabilities of the trust; and

(ii) any increase in the amount of ASLF that is a result of assets, liabilities and contingent liabilities of the trust for accounting purposes being included in calculating ASLF.

adjusted liabilities means total liabilities:

(a)

minus any subordinated debt approved by ASIC; and

(b)

minus any liability that is the subject of an enforceable right of set off if the corresponding receivable is excluded from adjusted assets; and

(c)

minus any liability under a credit facility that is made without recourse to the licensee, to the extent that the assets to which recourse may be made under the credit facility are excluded from adjusted assets; and

(d)

for calculating ASLF, plus liabilities of any trust (other than a registered scheme) of which the licensee is trustee.

adjusted surplus liquid funds or ASLF means surplus liquid funds minus the following adjustments or such other adjustments as ASIC may from time to time consent to in writing:

(a)

the following amounts against the values used for assets:

(i) 8% for obligations to pay the licensee a certain sum maturing beyond 12 months unless the interest rate applicable is reset to reflect market interest rates at least annually; and

(ii) 16% for any assets other than:

(A) an obligation to pay the licensee a certain sum;

(B) a derivative;

(C) the rights to moneys held by another licensee in an account under section 981B of the Act; and

(D) property held in trust by another licensee under Division 3 of Part 7.8 of the Act; and

(b)

8% of the value (if applicable as affected by paragraph (a) of this definition) of assets that are amounts owing to the licensee except where the asset is:

(i)

adequately secured; or

(ii)

a right against a licensee in respect of money or property held by the licensee in the account under section 981B or that is secured by property held in trust under Division 3 of Part 7.8 of the Act; or

(iii)

owing from a client in the ordinary course of its financial services business for financial products that the client has agreed to buy, if the money is required to be - and in the reasonable estimation of the licensee probably will be - paid no more than 5 business days after the client became liable; and

(c)

the following amounts for contingent liabilities and contingent liabilities of any trust (other than a registered scheme) of which the licensee is trustee:

(i)

5% of any contingent liabilities that can be quantified under an underwriting or sub-underwriting of financial products (ie: an enforceable commitment) except during the 5 business days after the commitment is assumed or to the extent that the underwriter holds funds from persons seeking to acquire the financial products subject to the underwriting; and

(ii)

5% of the potential liability of any contingent liabilities that can be quantified under a derivative other than to the extent there is an offsetting position in:

(A) the "something else" for the purposes of paragraph 761D(1)(c) of the Act; and/or

(B) another derivative relating to that something else; and/or

(C) a thing that is so similar to the something else as to make the risk of net loss trivial; except to the extent that the risk is trivial that they will become liabilities (or become liabilities to a greater extent than taken into account for the purposes of applying the adjustment) because of a change in the price or value of the something else; and

(iii)

20% of the potential liability of any contingent liabilities that can be quantified under a guarantee or indemnity; and

(d)

the amounts that is the relevant percentage as set out in paragraphs (c)(ii) to (c)(iii) of this definition of the amounts that is the maximum amount that the licensee may be liable for in relation to a contingent liability referred to in paragraph (c)(ii) or (iii) of this definition where the maximum liability cannot be quantified disregarding any trivial risk that the amount may be higher; and

(a)

where the licensee has agreed to sell an asset that it does not hold, the amount of the adjustment that would apply if it held that asset.

For paragraph (c) and (d) of this definition, a risk may be treated as trivial if the probability that this will occur is less than 5% in the reasonable and documented opinion of the licensee.

The amount of the adjustment for a contingent liability under paragraph (c)(i) or (c)(iii) of this definition may be reduced (as to 100% or less) by the amount that is the applicable percentage as set out in paragraphs (c)(i) and (iii) of this definition of the value of any assets that would be acquired in return for paying the contingent liability after making an adjustment if required by paragraphs (a) or (b) of this definition.

discretionary portfolio account means a facility, other than a registered scheme, for acquiring securities, old law securities options contracts, government stocks, debentures or bonds, or interests in managed investment schemes in trust for or on behalf of another person without the prior approval of that other person to acquiring that financial product.

eligible provider means:

(a)

 an Australian ADI; or

(b)

an entity (other than a registered scheme of which the licensee or the licensee’s associate is the responsible entity):

(i) whose ordinary shares are listed on a licensed market or an ASIC-approved foreign exchange under ASIC Policy Statement 72 "Foreign securities prospectus relief" as at the date of this licence that has net assets (excluding intangible assets) of:

(A) more than $50 million; or

(B) at least 4 times the amount of the commitment; whichever is the greater, as shown in the most recent audited financial statements of the provider lodged with ASIC; and

(ii) that the licensee has no reason to believe no longer has net assets of at least that amount; or

(c)

an Australian government (ie the Commonwealth or a State or Territory government) or a foreign government of an OECD country; or

(d)

a foreign deposit-taking institution approved in writing by ASIC for this purpose; or

(e)

a CS facility licensee; or

(f)

an entity approved by ASIC in writing for this purpose.

eligible undertaking means the amount of a financial commitment (disregarding any part previously paid), provided by an eligible provider in the form of an undertaking to pay the amount of the financial commitment to the licensee, that:

(a)

is an enforceable and unqualified obligation to pay on written demand by the licensee; and

(b)

remains operative (even if, for example, the licensee ceases to hold an AFS licence) until ASIC consents in writing to the cancellation of the undertaking.

excluded assets means:

(a)

 intangible assets (ie: a non-monetary asset without physical substance); and

(b)

 except when allowed under paragraphs (f) or (g) of this definition, receivables   from or assets owing from ("receivables"), or invested in, any person who:

(i)

is an associate of the licensee; or

(ii)

was an associate of the licensee at the time the liability was incurred or the investment was made; or

(iii)

became liable to the licensee because of, or in connection with, the acquisition of interests in a managed investment scheme the licensee operates; and

(c)

except when allowed under paragraph (h) of this definition, any:

(i) beneficial interest; or

(ii) interest in a managed investment scheme; or

(iii) superannuation product;

in respect of which the licensee or its associates may exercise any form of power or control; and

(d)

except when allowed under paragraphs (f) or (g) of this definition or required to be included by paragraph (f) of the definition of adjusted assets in this licence, a receivable from the trustee of any trust in respect of which the licensee or its associate may exercise any form of power or control; and

(e)

assets that secure any current or future liability of another person to the extent of that liability; and:

(f)

despite paragraphs (b) and (d) of this definition, a receivable is not excluded to the extent that:

(i) it is adequately secured; or

(ii) the following apply:

(A) it is receivable as a result of a transaction entered into by the licensee in the ordinary course of its business on its standard commercial terms applicable to persons that are not associated with the licensee on an arm’s length basis; and

(B) no part of the consideration in relation to the transaction is, in substance, directly or indirectly invested in the licensee; and

(C) the total value of such assets (before any discount is applied) is not more than 20% of the assets less liabilities of the licensee; and

(D) for the purposes of calculating ASLF, the amount is further discounted by 10% of the value after any adjustment required by paragraph (a) or (b) of the definition "adjusted surplus liquid funds" of the licence; or

(iii) the following apply:

(A) it is receivable from an insurance company that is a body regulated by APRA and results from a transaction entered into by the licensee in the ordinary course of its business on its standard commercial terms applicable to persons that are not associated with the licensee on an arm's length basis; and

(B) there is no reason to believe that any amount invested in the licensee would not have been invested if the transactions that caused the receivable had not taken place or were not at the time of the investment expected to take place; and

(C) there is no reason to believe that the recoverability of the receivable will materially depend on the value of an investment by any person in the licensee; and

(D) disregarding this subparagraph (f)(iii), the total value of the receivables under this subparagraph (f)(iii) before any discount is applied is not more than 60% of the adjusted liabilities of the licensee; or

(iv) ASIC consents in writing to the licensee treating the amount owing as not being an excluded asset; and

(g)

despite paragraphs (b) and (d) of this definition, the licensee can include a receivable amount to the extent that it is owing by way of fees from, or under rights of reimbursement for expenditure by the licensee out of property of, a superannuation scheme, an IDPS or a registered scheme ("Scheme") to the extent that that receivable:

(i)

exceeds amounts invested by the Scheme in or lent (other than by way of a deposit with an Australian ADI in the ordinary course of its banking business) directly or indirectly by the Scheme to the licensee, a body corporate the licensee controls, a body corporate that controls the licensee or a body corporate that the licensee's controller controls;

(ii)

if the receivable for fees represents no more fees than are owing for the last 3 months; and

(iii)

if the receivable is under rights of reimbursement for expenditure by the licensee, has not been receivable for more than 3 months; and

(h)

despite paragraph (c) of this definition, the licensee does not have to exclude a managed investment product unless any part of the amount invested is, in substance, directly or indirectly, invested in the licensee.

IDPS means an investor directed portfolio service in relation to which the licensee has relief under Class Order 02/294 or any class order that replaces Class Order 02/294.

IDPS property means property acquired or held through an IDPS other than property held by a client.

market participant means:

(a)

a participating organisation as defined in the operating rules of Australian Stock Exchange Limited ("ASX") who complies with the ASX's operating rules that relate to financial requirements, taking into account any waiver by ASX; or

(b)

a participant in the relevant market conducted by ASX Futures Exchange Pty Ltd ("ASXF") that:

(i)

has elected to comply with and does comply with the operating rules of ASXF that relate to financial requirements based on the NTA requirements under the operating rules of ASXF, taking into account any waiver by ASXF; and

(ii)

restricts its financial services business to participating in the relevant market conducted by the ASXF and incidental business supervised by ASXF; or

(c)

 a participant in the relevant market conducted by the ASXF that has elected to comply with and does comply with the operating rules of ASXF that relate to financial requirements based on the risk based capital requirements, taking into account any waiver by ASXF; or

(d)

a participant in the relevant market conducted by Sydney Futures Exchange Corporation Ltd ("SFE") that:

(i) restricts its financial services business to participating in the relevant market and incidental business supervised by SFE; and

(ii) complies with the SFE's operating rules that relate to financial requirements, taking into account any waiver by SFE.

net tangible assets or NTA means adjusted assets less any adjusted liabilities and must be calculated on the basis of assets and liabilities valued and recognised as they would appear if a balance sheet (ie: Statement of Financial Position) were made up for lodgement as part of a financial report under Chapter 2M of the Act at the time of calculation on the basis that the licensee is a reporting entity.

old law securities options contracts means "options contracts" as defined under section 9 in the Corporations Act immediately prior to 11 March 2002 which were "securities" as defined under section 92(1) of the Corporations Act immediately prior to 11 March 2002.

Option 1 means the reasonable estimate projection plus cash contingency basis where the licensee is required to:

(a)

prepare a projection of the licensee's cash flows over at least the next 3 months based on the licensee's reasonable estimate of what is likely to happen over this term; and

(b)

document the licensee's calculations and assumptions, and describe in writing why the assumptions relied upon are the appropriate assumptions; and

(c)

update the projection of the licensee's cash flows when those cash flows cease to cover the next 3 months or if the licensee has reason to suspect that an updated projection would show that the licensee was not meeting paragraph (d) of this definition; and

(d)

demonstrate, based on the projection of the licensee's cash flows, that the licensee will have access when needed to enough financial resources to meet its liabilities over the projected term of at least 3 months, including any additional liabilities the licensee projects will be incurred during that term; and

(e)

hold (other than as trustee) or be the trustee of a relevant trust that holds, in cash an amount equal to 20% of the greater of:

(i)

the cash outflow for the projected period of at least 3 months, adjusted to produce a 3-month average; or

(ii)

the licensee's actual cash outflow for the most recent financial year for which the licensee has prepared a profit and loss statement (ie: Statement of Financial Performance), adjusted to produce a 3-month average.

For the purposes of this definition references to the licensee's cash flow include the licensee's own cash flow and any cash flow of a relevant trust but do not include cash flows of any other trust.

For the purposes of paragraph (e) of this definition, "cash" means

(A) current assets valued at the amount of cash for which they can be expected to be exchanged within 5 business days; or

(B) a commitment to provide cash from an eligible provider that can be drawn down within 5 business days and has a maturity of at least a month;

but does not include any cash in a relevant trust if the licensee has reason to believe that the cash will not be available to meet all of the projected cash flows of the licensee.

Option 2 means the cash needs requirement on the contingency-based projection basis where the licensee is required to:

(a)

prepare a projection of the licensee's cash flows over at least the next 3 months based on the licensee's estimate of what would happen if the licensee's ability to meet its liabilities over the projected term (including any liabilities the licensee might incur during the term of the projection) was adversely affected by commercial contingencies taking into account all contingencies that are sufficiently likely for a reasonable licensee to plan how they might manage them; and

(b)

document the licensee's calculations and assumptions, and describe in writing why the assumptions relied upon are the appropriate assumptions; and

(c)

update the projection of the licensee's cash flows when those cash flows cease to cover the next 3 months or if the licensee has reason to suspect that an updated projection would show that the licensee was not meeting paragraph (d) of this definition; and

(d)

demonstrate, based on the projection of the licensee's cash flow, that the licensee will have access when needed to enough financial resources to meet its liabilities over the projected term of at least 3 months, including any additional liabilities the licensee might incur during that term.

For the purposes of this definition references to the licensee's cash flow include any cash flow of a relevant trust.

regulated trust account means:

(a)

a trust account maintained by an authorised trustee corporation under State or Territory legislation; or

(b)

a solicitor’s trust account; or

(c)

a real estate agent’s trust account; or

(d)

a trust account maintained by an entity other than the licensee which provides protections similar to the accounts described in paragraphs (a) to (c) and is approved by ASIC for the purpose in writing.

relevant market means such financial markets as ASIC may from time to time notify the licensee as relevant markets. At the date of this licence the licensee is notified that the following are relevant markets until ASIC otherwise notifies the licensee:

(a)

the financial market operated by Australian Stock Exchange Limited ("ASX"); and

(b)

 the financial market operated by Sydney Futures Exchange Corporation Limited ("SFE"); and

(c)

 the financial market operated by ASX Futures Exchange Pty Limited ("ASXF").

relevant trust means, for the purposes of the definitions of "Option 1" and "Option 2" of this licence, a trust:

(a)

where substantially all of the financial services business carried on by the licensee is carried on as trustee of a trust; and

(b)

that it is not a registered scheme or a superannuation entity as defined in subsection 10(1) of the Superannuation Industry (Supervision) Act 1993.

special custody assets means:

(a)

for serviced strata schemes, cash held in a regulated trust account for the purpose of:

(i) refurbishment or improvement of real property associated with the scheme; or

(ii) alleviating seasonal fluctuations in payments of income from the scheme in accordance with provisions in the constitution; provided that no more is held than the licensee reasonably considers necessary for the relevant purpose; and

(b)

currency and chattels other than documents that it would not be reasonably practicable for a person other than the responsible entity to hold; and

(c)

funds received from members within the previous 6 months held in a regulated trust account; and

(d)

cash held for up to 3 months in an account with an Australian ADI styled as a trust account that is audited at least once every 6 months by a registered company auditor and for which the auditor’s report is provided to the board or compliance committee (as appropriate) of the licensee that is held:

(i)

pending payment to members; or

(ii)

 to meet expected expenses (not including investments) over a 3 month period; or

(iii)

pending application in acquiring a mortgage and paying any fees and costs incidental to the acquisition; and

(e)

contractual, lease or licence rights which are not assignable except with the consent of the member or which it would not be reasonably practicable to assign (other than to a new responsible entity) and any documents evidencing those contractual, lease or licence rights; and

(f)

assets of trivial value; and

(g)

scheme levies of a time sharing scheme which are held in an account with an Australian ADI styled as a trust account that is audited at least twice annually by a registered company auditor where the report from the auditor is provided to the responsible entity;

(h)

mortgages or documents of title held under a mortgage where:

(i) particular members have a specific beneficial or legal interest in the mortgage; and

(ii) the mortgage was acquired after disclosure in writing to the relevant members (at the time of the acquisition) of all information that would have been required to be in a Product Disclosure Statement (or in relation to mortgages acquired before Div 2 of Part 7.9 applies to interests in the registered scheme a disclosure document under Chapter 6D) if an offer of interests in the registered scheme conferring rights in connection with that mortgage had been made immediately prior to the mortgage; and

(iii) either of the following applies:

(A) the mortgage was acquired on the specific direction of the relevant members (at the time of acquisition of the interest); or

(B) members are able to withdraw from that mortgage for a period of 14 days commencing on the date of disclosure under sub-paragraph (h)(ii) of this definition; and

(iv) the scheme does not involve the mortgage being sold prior to its discharge; and

(i)

land or other real property relating to a time-sharing scheme.

surplus liquid funds or (SLF) means total adjusted assets less total adjusted liabilities calculated on the basis of assets disregarding non current assets and liabilities disregarding non current liabilities valued and recognised as they would appear if a balance sheet (ie: Statement of Financial Position) were made up for lodgement as part of a financial report under Chapter 2M of the Act at the time of calculation on the basis that the licensee is a reporting entity.

Tier $500,000 class assets means:

(a)

real property (including mortgages or leases over or licenses in relation to real property) that is intended to be kept for the whole duration of the scheme or, the relevant mortgage;

(b)

physical assets including currency which as a matter of reasonable practice can be held by a custodian (such as valuables or precious metals);

(c)

funds received from members within the previous:

(i) 6 months if held for the purposes of the initial investment by the responsible entity as part of the scheme; or

(ii) 13 months if held pending payment of expenses of the scheme;

held in a regulated trust account; or

(d)

special custody assets.

trigger point means either of the trigger points described in condition 8 of this licence.